Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-169119 January 7, 2013

BARCLAYS

BARX | INVESTOR SOLUTIONS

USA (en)


ETN+
Tailored Exchange Traded Solutions

Equities
- ETN+ S&P VEQTOR™
- ETN+ Shiller CAPE™

Leveraged
- ETN+ Long B S&P 500
- ETN+ Long C S&P 500
- ETN+ Short B S&P 500
- ETN+ Short C S&P 500

Educational
- Product Primers
- Latest News

Latest News

Barclays Bank PLC to Automatically Redeem the Barclays ETN+ Short C Leveraged ETN

Barclays Bank PLC announced today the automatic redemption of its Short C Leveraged Exchange Traded Notes linked to the Inverse Performance of the S&P 500® Total Return (ticker: BXDC) (the "Securities"). The Securities are being redeemed as the result of a stop loss termination event occurring on January 4, 2013, the stop loss termination date. As described in the prospectus, a stop loss termination event occurs on any index business day prior to or on the final valuation date, when the intraday indicative note value is less than or equal to 15.0% of the principal amount per Security, or $10.00 for each Security.

4 JAN 2013 | VIEW PRESS RELEASE

Barclays launches the Barclays ETN+ Shiller CAPE™ ETN

Barclays Bank PLC announced today the listing of the Barclays ETN+ Shiller CAPE™ Exchange Traded Note (ETN) on the NYSE Arca stock exchange under the ticker symbol CAPE. The ETN seeks to provide a notional long exposure to four relatively undervalued US equity sectors that also exhibit relatively strong price momentum.

11 OCT 2012 | VIEW PRESS RELEASE

Barclays Launches Exchange Traded Note Linked to S&P 500® Dynamic VEQTOR™ TR Index

Barclays Bank PLC today announced the listing of the Barclays ETN+ VEQTOR™ Exchange Traded Note (ETN) on the NYSE Arca stock exchange under the ticker symbol VQT. The ETN is designed to provide investors with broad equity market exposure with an implied volatility hedge by dynamically allocating its notional investments among three components: equity, volatility and cash..

1 SEPT 2010 | VIEW PRESS RELEASE

Barclays Capital Launches Leveraged Exchange Traded Notes

Barclays Capital, the investment banking division of Barclays Bank PLC, announced today the launch of Barclays ETN+ Notes on the NYSE Arca stock exchange. These are the first exchange traded notes (ETNs) to offer exposure to leveraged returns linked to the performance or inverse performance of the S&P 500® Total Return Index℠.

18 NOV 2009 | VIEW PRESS RELEASE

© Barclays Bank PLC 2012

BARCLAYS

BARX | INVESTOR SOLUTIONS

USA (en)



ETN+
Tailored Exchange Traded Solutions

Equities

- ETN+ S&P VEQTOR™
- ETN+ Shiller CAPE™

Leveraged

- ETN+ Long B S&P 500
- ETN+ Long C S&P 500
- ETN+ Short B S&P 500
- ETN+ Short C S&P 500

Educational

- Product Primers
- Latest News

ETN+ Exchange Traded Notes



Transparent and efficient products for investors seeking low-cost and liquid access to hard to reach markets



ETN+ Exchange Traded Notes
Barclays ETN+ S&P VEQTOR™ ETN
BARCLAYS ETN+ SHILLER CAPE™ ETN

Latest News



Barclays Bank PLC to Automatically Redeem the Barclays ETN+ Short C Leveraged ETN

Barclays Bank PLC announced today the automatic redemption of its Short C Leveraged Exchange Traded Notes linked to the Inverse Performance of the S&P 500® Total Return Index.

Read More

Popular Resources

- Shiller Barclays CAPE™ US Core Sector Index Overview
- ETN+ Shiller CAPE™ ETN Factsheet
- ETN+ S&P VEQTOR™ ETN Overview
- ETN+ S&P VEQTOR™ ETN Factsheet
- ETN+ Long Notes Brochure
- ETN+ FAQ

Selected Risk Considerations

An investment in the ETNs described herein (the "ETNs") involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under "Risk Factors" in the applicable prospectus supplement and pricing supplement.

You May Lose Some or All of Your Principal: The ETNs are exposed to change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. **The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.**

Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.

A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.

No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs.

Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to

Market Data

ETN+ S&P VEQTOR™ ETN

1Y | 6M | 1M | 1D



140
134
128
122
116
110
01/12
07/12
01/13

ETNs

Item	Price	Change
ETN+ S&P VEQTOR™ ETN	130.75	+0.05%
Barclays ETN+ Shiller CAPE ETN	49.79	
ETN+ Long B linked to the S&P 500 Total Return Index	109.00	+0.94%
ETN+ Long C linked to the S&P 500 Total Return Index	179.56	+0.76%
ETN+ Short B linked to the S&P 500 Total Return Index	56.97	-1.18%
ETN+ Short C linked to the S&P 500 Total Return Index	10.00	-7.75%

Indices

Underlying	Price	Change
S&P 500	1,466.47	0.00%
S&P 500 VEQTOR	248,459.59	0.00%
Barclays Shiller CAPE Index		

ETN+ Contacts

Email etndesk@barclays.com

Hotline +1 212 528 7990

redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.

Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.etnplus.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “500”, “S&P 500 VIX Short-Term FuturesTM”, “S&P 500® Total Return Index™”, “S&P 500® Excess Return IndexTM” and “S&P 500® Dynamic VEQTORTM” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the ETNs. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated and has been licensed for use by the index sponsor.

“Shiller Barclays CAPE™ US Core Sector Index” is a trademark of Barclays Bank PLC

“CAPE™” is a trademark of RSBB-I, LLC (“RSBB”) and has been licensed for certain purposes by Barclays Bank PLC.

Standard & Poor’s®, S&P 500®, S&P® and S&P 500® Total Return are registered trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. The Shiller Barclays CAPE™ US Core Sector Index (the “Index”) which is based on the S&P 500® and the Sector Indices is not sponsored or endorsed by S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”), but is published with their consent. The ETNs based on the Index are not sponsored or endorsed by S&P Dow Jones Indices or any of their respective affiliates and S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance.

The Shiller Barclays CAPE™ US Core Sector Index has been developed in part by RSBB-I, LLC, the research principal of which is Robert J. Shiller. RSBB-I, LLC is not an investment advisor and does not guarantee the accuracy and completeness of the Shiller Barclays CAPE US Index Family or any data or methodology either included therein or upon which it is based. RSBB-I, LLC shall have no liability for any errors, omissions or interruptions therein and makes no warranties expressed or implied, as to the performance or results experienced by any party from the use of any information included therein or upon which it is based, and expressly disclaims all warranties of the merchantability or fitness for a particular purpose with respect thereto, and shall not be liable for any claims or losses of any nature in connection with the use of such information, including but not limited to, lost profits or punitive or consequential damages even, if RSBB-I, LLC is advised of the possibility of same.

© 2012 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

NOT FDIC INSURED - NO BANK GUARANTEE - MAY LOSE VALUE

© Barclays Bank PLC 2012